SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 8, 2004
(Date of earliest event reported)

TERAYON COMMUNICATION SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-24647	77-0328533

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

4988 Great America Parkway, Santa Clara, CA 95054
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 235-5500

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

     On July 22, 2004, Terayon Communication Systems, Inc. (the “Company”) entered into a letter agreement with Jerry D. Chase, appointing him as the new Chief Executive Officer of the Company effective as of September 8, 2004. Pursuant to the letter agreement, Mr. Chase is to receive an annual salary of $400,000. Mr. Chase is also eligible to receive an annual bonus of up to seventy-five percent of his base salary, the payment of which is based on the achievement of certain goals to be defined by the Company’s Board of Directors. In the event Mr. Chase’s employment is terminated by the Company without cause or Mr. Chase terminates his employment with the Company for good reason at any time on or before September 8, 2007, Mr. Chase is entitled to the following severance benefits: (a) a severance payment equal to twelve months of his then base salary; (b) subject to certain limitations, continuation of his employee benefits, at the Company’s expense, for the duration of such twelve months period; and (c) outplacement and career counseling services, at the Company’s expense, provided, that the expense shall not exceed twenty-five percent of his then base salary (collectively, the “Severance Benefits”).

     Mr. Chase also was granted an option to purchase 800,000 shares of Common Stock of the Company, at an exercise price per share of $1.67, which represented the closing selling price per share of the Company’s common stock on the Nasdaq National Market on September 8, 2004. The option will vest over a four year period, twenty-five percent of which will vest on September 8, 2005 and the remainder will vest on a monthly basis thereafter. The grant was made pursuant to the stockholder-approved 1997 Equity Incentive Plan of the Company, a copy of which is on file with the Securities and Exchange Commission as Exhibit No. 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. A form of individual stock option agreement typically used in connection with grants under the 1997 Equity Incentive Plan, including Mr. Chase’s grant, is attached hereto as Exhibit 10.1 and incorporated herein by reference.

     Mr. Chase further entered into a severance agreement with the Company, dated as of July 22, 2004. The agreement provides, among other things, that, during the term of the agreement, in the event Mr. Chase’s employment with the Company is terminated within twelve months of a change of control of the Company, other than for cause by the Company or for good reason by him, Mr. Chase would be entitled to the following severance benefits: (i) a severance payment equal to one hundred percent of his then base salary and target bonus; (ii) subject to certain limitations, continuation of his employee benefits, at the Company’s expense, for the duration of such twelve months period; and (iii) full vesting of all of his unvested stock options upon termination of his employment. Any severance benefits provided to Mr. Chase under the severance agreement in connection with a change of control of the Company are offset and reduced by the value of any Severance Benefits that Mr. Chase may be entitled to receive under his letter agreement discussed above. The severance agreement is in effect from the commencement date of Mr. Chase’s employment to until the third anniversary of the commencement of Mr. Chase’s employment.

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Jerry D. Chase, 44, has been named as the Company’s new Chief Executive Officer, and was appointed to the Company’s Board of Directors, effective September 8, 2004.

     Mr. Chase was the Chairman and Chief Executive Officer of Thales Broadcast & Multimedia (TBM), a telecom and test equipment supplier, from 2001 to August 2004, and was President and Chief Executive Officer of the U.S. subsidiary of TBM from 1998 to 2001. During Mr. Chase’s tenure, TBM took a leading market position in providing systems solutions for MPEG and IP video over DSL networks and won two Technical Emmy Awards. Mr. Chase is a former United States Marine Corps Officer and a recipient of the American Legion Aviator’s Valor Award. He earned an MBA from Harvard University and holds a Bachelor of Science in Business Administration from East Carolina University.

     The terms and conditions of Mr. Chase’s employment as the new Chief Executive Officer of the Company are set forth in Item 1.01 above.

ITEM 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 10.1	Form of Option Agreement for the Terayon Communication Systems, Inc. 1997 Equity Incentive Plan.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Terayon Communication Systems, Inc.
	By:	/s/ Edward Lopez
Edward Lopez
Date: September 14, 2004		Senior Vice President, General Counsel and Human Resources

Exhibit Index

Exhibit 10.1	Form of Option Agreement for the Terayon Communication Systems, Inc. 1997 Equity Incentive Plan.